EX-4.16                                  SENIOR SECURED CONVERTIBLE NOTE

No. 1-A                                                          $25,000

                             TRANSAXIS, INC.

                     SENIOR SECURED CONVERTIBLE NOTE

                    Maturity Date: September 29, 2003

THIS NOTE AND THE COMMON STOCK THAT MAY BE ISSUABLE TO THE HOLDER HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

FOR VALUE RECEIVED, TRANSAXIS, INC. (formerly Digital Courier Technologies, Inc.), a Delaware corporation (the "Company"), promises to pay to FREESTAR TECHNOLOGY CORPORATION, the registered holder or registered assigns hereof (the "Holder"), the principal amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000) payable on September 29, 2003 (the "Maturity Date"), together with interest on the outstanding principal amount of this Note, calculated on the basis of a 360 day year and payable in arrears on a quarterly basis on the first day of December, March, June and September of each year, accruing at the rate of (i) twelve and one-half (12%) per annum, commencing on September
1, 2003, provided the acquisition by Holder of not less than 70% of the capital stock of the Company (the "Acquisition") has not been consummated on or before August 31, 2003, and (ii) fifteen percent (15%) per annum, commencing on January 1, 2004, provided the Acquisition has not been consummated as of such date. Notwithstanding any provision to the contrary contained in this Note, in the event that the Acquisition is consummated on or before August 31, 2003, the Maturity Date shall be extended for an additional period of one year after the closing of the Acquisition pursuant to Section 2 of the Letter of Intent (defined below).

     8.  Payments and Prepayments.

        (a) Payments of principal and interest on this Note shall be made at the principal office of the Holder, located at Calle Fantino Falco, J.A. Baez Building, 2nd Floor, Santo Domingo, Dominican Republic, or such other place or places as may be specified by the Holder of this Note in a written notice to the Company at least ten
(10) days before a given payment date.

        (b) Payments of principal and interest on this Note shall be made in lawful money of the United States of America by mailing the Company's good check in the proper amount to the Holder at least five days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment.

        (c) If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable during such extension at the then applicable rate.

        (d) This Note is subject to prepayment, in whole or in part, at the option of the Company, at any time, without premium or penalty; provided, however, that this Note shall not be prepayable if the Holder has given notice of election to convert pursuant to Section 4 below.

     9. Security. The payment of this Note is secured by a security agreement dated as of June 30, 2003 (the "Security Agreement").

     10. Seniority. The payment of this Note is a senior obligation of the Company.

     11. Conversion. In the event this Note is not repaid in full on or before December 31, 2003, the Holder shall have the option for a one-year period (the "Option"), commencing on January 1, 2004 to convert this Note, without the payment of any other consideration, into such number of shares of common stock of the Company (the "Conversion Shares") as will equal the percentage determined in the following sentence (the "Conversion Percentage") of the Company's then outstanding number of shares of voting capital stock on a fully-diluted basis. The Conversion Percentage shall be at least five percent (5%) and shall be increased by the number of percentage points that is obtained by dividing (i) the aggregate amount of principal and interest that remains outstanding on this Note and any other notes made by the Holder pursuant to the Letter of Intent as of the date of calculation by (ii) 15,000. Until the Note is repaid in full the Company shall not borrow or become otherwise liable for any sum of money, incur any debt or subject any of its assets to any lien or encumbrance whatsoever without the prior written consent of Holder (the "TransAxis Indebtedness Covenant"), except (i) any borrowing made to repay Holder in full under this Note or (ii) in the ordinary course of the Company's business consistent with past practice. In the event the Company breaches the TransAxis Indebtedness Covenant, this Note shall be deemed in default and the Option shall become exercisable as provided in the first sentence of this Section 4.

     12. Events of Default. In the event that any one or more of the following occurs:

        (i) the Company defaults in the payment of any installment of interest required to be made on this Note and such default shall continue for a period of ten (10) days;

        (ii) the Company defaults in making any payment of principal on this Note required to be made on this Note and such default shall continue for a period of five (5) days;

        (iii)  the occurrence of any default under the Security
Agreement;

        (iv) the failure of the Company to perform any of its obligations or the breach of any of its representations or covenants under Section 1 of the letter of intent dated as of June 30, 2003 between the Holder, the Company and certain stockholders of the Company (the "Letter of Intent");

        (v) the failure in any material respect to apply the proceeds of this Note in accordance with Exhibit C to the Letter of Intent; or

        (vi) the Company hereafter makes an assignment for the benefit of creditors, or files a petition in bankruptcy as to itself, is adjudicated insolvent or bankrupt, petitions a receiver of or any trustee for the Company or any substantial part of the property of the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether or not hereafter in effect; or if there is hereafter commenced against the Company any such proceeding and an order approving the petition is entered or such proceeding remains undismissed for a period of sixty (60) days, or the Company by any act or omission to act indicates its consent to the approval of or acquiescence in any such proceeding or the appointment of any receiver of, or trustee for, the Company or any substantial part of its properties, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days.

then, and in any such event, and at any time thereafter, if such event shall then be continuing, the holder of this Note may declare this Note due and payable, whereupon the same shall be due and payable without presentment, demand, protest or other notice of any kind.

     13.  Investment Representation.

        (a) The Holder hereby acknowledges that this Note and the Conversion Shares are not being registered (i) under the Act on the ground that the issuance of the Note is exempt from registration under
Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law because the issuance of this Note does not involve any public offering; and that the Company's reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder that it is acquiring this Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same except pursuant to any requirement of law that the disposition of its property shall at any time be within its control.

        (b) The Holder hereby agrees that it will not sell or transfer all or any part of this Note and/or Conversion Shares other than to its subsidiaries or Affiliates (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company either
(a) an opinion, reasonably satisfactory to counsel for the Company, of counsel (skilled in securities matters, selected by the Holder and to the Company) to the effect that the proposed sale or transfer may be made without registration under the Act and without registration or qualification under any state law, or (b) an interpretive letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Act.

        (c) If, at the time of issuance of the Conversion Shares, no registration statement is in effect with respect to such shares under applicable provisions of the Act, the Company may at its election require that Holder provide the Company with written reconfirmation of the Holder's investment intent and that any stock certificate delivered to the Holder upon conversion of this Note shall bear legends reading substantially as follows:

     "TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE NOTE PURSUANT TO WHICH THESE SHARES WERE ISSUED BY THE COMPANY. COPIES OF THOSE RESTRICTIONS ARE ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY, AND NO TRANSFER OF SUCH SHARES OR OF THIS CERTIFICATE, OR OF ANY SHARES OR OTHER SECURITIES (OR CERTIFICATES THEREFOR) ISSUED IN EXCHANGE FOR OR IN RESPECT OF SUCH SHARES, SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS THEREIN SET FORTH SHALL HAVE BEEN COMPLIED WITH."

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS CERTIFICATE THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

In addition, so long as the foregoing legend may remain on any stock certificate delivered to the Holder, the Company may maintain appropriate "stop transfer" orders with respect to such certificates and the shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

        (d) The Company may refuse to recognize a transfer of this Note or any Conversion Shares on its books should a holder attempt to transfer this Note or any Conversion Shares otherwise than in compliance with this Section 6.

     14.  Miscellaneous.

        (a) This Note is the obligation of the Company only, and no recourse shall be had for the payment thereof or interest thereon against any shareholder, officer or director of the Company, whether by virtue or any constitution, statute, rule or law or otherwise, all such liability, by the acceptance hereof, and as part of the consideration hereof, being expressly waived.

        (b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

        (c) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE COMPANY AND THE HOLDER HEREUNDER SMALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS AND INSTRUMENTS MADE AND TO BE PERFORMED IN DELAWARE AND CANNOT BE MODIFIED OR CHANGED ORALLY.

IN WITNESS WHEREOF, the Company has duly caused this Note to be signed on its behalf, in its corporate name and by its duly authorized officer as of this 17th day of July, 2003.

TRANSAXIS, INC.


By: /s/  Lynn Langford
Name: Lynn Langford
Title: Chief Financial Officer